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                                                                   Exhibit 3.129

                                   No. V-32393

                             ARTICLES OF ASSOCIATION

                                     OF THE

                               C.V. LANDFILL, INC.

                                    pd 35.00

                                STATE OF VERMONT

                           Secretary of State's Office

                                Filed aug 26 1983

                                 /s/ [ILLEGIBLE]
                              ---------------------
                               Secretary of State

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                             ARTICLES OF ASSOCIATION

The name of the corporation shall be C.V. LANDFILL, INC.

The initial registered agent shall be Jon R. Eggleston, Esq.

with registered office at 117 St. Paul Street, Burlington, Vermont

The corporation shall be located at 117 St. Paul Street, Burlington, Vermont

The operating year shall be? Calendar Jan. -Dec. 31      Fiscal
                                          (Dec. 31)                (Month-day)

IF A FISCAL YEAR ENDING IS NOT SPECIFIED, THE CALENDAR YEAR ENDING DECEMBER 31ST SHALL BE DESIGNATED AS YOUR FISCAL YEAR ENDING.

The period of duration shall be (if perpetual so state)   perpetual


Please check appropriate box:

       /X/   Vermont General Corporation (T.11, Ch.17)

       / /   Vermont Professional Corporation (T.11, Ch.3)

       / /   Vermont Non-Profit Corporation (T.11, Ch.19)

This corporation is organized for the purpose of:

Here set out purposes clearly and briefly, using separate paragraphs to cover each separate purpose.

1. To engage in the landfill business, to engage in the operation and maintenance of depositories at residential, industrial and commercial locations for the accumulation of scrap, salvage, refuse, rubbish, trash, junk, offal, garbage, and debris; to engage in the maintenance of a collection and pick-up service therefor; to engage in the business of transporting all the above-mentioned materials by any means or conveyance as a common carrier, private carrier, contract carrier, or otherwise; to engage in the maintenance of disposal facilities generally, and such other business as is authorized by law incidental and necessary thereto.

2. To acquire by purchase, lease, or otherwise and to improve and develop real property in the State of Vermont or in any other location within or without the United States. To erect dwellings, apartment houses, and other buildings, private or public of all kinds, and to sell or rent the same. To lay out grade, pave, and dedicate roads, streets, avenues, highways, alleys, courts, paths, walks, parks, and playgrounds. To buy, sell, mortgage, exchange, lease, let, hold for investment or otherwise, use and operate real estate of all kinds, improved or unimproved, and any right or interest therein, including without limitation, the lease and demise of land and premises to any other corporation, person or entity whether affiliated with the Corporation or not.

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3.   To purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use and otherwise deal in and with, personal property of all types or any interest therein, wherever situated.

4. To purchase, take, receive, subscribe for, or otherwise own, acquire, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise despose of, and otherwise deal in and with and use, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships or individuals, or direct or indirect obligations of the United States or any other government, state, territory, governmental district or municipality or of any instrumentality thereof, and/or the shares of the Corporation.

5. To sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets.

6. To lend money and to otherwise assist its employees, officers and directors.

7. To make all types and kinds of contracts, including (without limitation) partnership agreements, guarantees and the assumption of liabilities, the borrowing of money as such rates of interest as the corporation may determine, issue its notes, bonds, and other obligation, and to secure any of its obligations by mortgage or pledge of all or any of its assets, property, franchises and income.

8. To lend money for its corporate purposes, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested.

9. To carry on any activity or business and to effect any object not repugnant to the laws of the State of Vermont with respect to business corporations and, in connection with all of the foregoing, to have and exercise all of the powers conferred by the laws of the State of Vermont upon business corporations, lawfully organized, and to have all further powers necessary or convenient to effect any and all of the purposes for which this Corporation may be organized and which may not be inconsistent with the laws of the State of Vermont.

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The following information regarding shares must be completed by business corporations. NON-PROFIT CORPORATIONS CANNOT HAVE SHARES.

The aggregate number of shares the corporation shall have authority to issue is

______ shares, preferred, with a par value of (if no par value, so state)_______

10,000 shares, common, with a par value of (if no par value, so state)    $1.00

If preferred shares are provided for, state here briefly the terms of preference.
If shares are to be divided into classes or series, state here the designations, preferences, limitations, and relative rights of each class or series.

DIRECTORS: Business corporations with three or more shareholders must have at least three directors. If there are fewer than three shareholders, the number of directors may be equal to, BUT NOT LESS THAN, the number of shareholders.

Non-profit corporations must have at least three directors.

The initial board of directors shall have 1 members with the following serving as directors until their successors be elected and qualify:

HAVING NAMED FEWER THAN THREE DIRECTORS I HEREBY STATE THAT THE NUMBER OF SHAREHOLDERS DOES NOT EXCEED THE NUMBER OF DIRECTORS.

Dated at Burlington, in the County of Chittenden this 25th day of August, 1983

NAMES MUST BE PRINTED OR TYPED UNDER ALL SIGNATURES, NO. 101 ACTS OF 1965.

         Name                           Post Office Address
  /s/ John F. Chapple III
  John F. Chapple, III        2457 N.E. 25th Street, Lighthouse Point, FL.3306?
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       Incorporators                   Post Office Address
  /s/ Jon R. Eggleston
  Jon R. Eggleston             P.O. Box 907, Burlington, Vermont
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IN ADDITION TO ALL THE PRECEDING INFORMATION VERMONT PROFESSIONAL CORPORATIONS
MUST COMPLETE THE CERTIFICATE ON THE LAST PAGE OF THIS APPLICATION.